Exhibit (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31
(in millions)	2012	2011	2010	2009		2008

Loss from continuing operations before provision for income taxes	$(1,560)	$(699)	$(425)	$(5)		$(738)
Adjustments:
Undistributed (earnings) loss of equity method investees	—	—	—	—		—
Interest expense	158	155	148	118		107
Interest component of rental expense (1)	23	29	32	36		39
Amortization of capitalized interest	2	2	2	2		2

Earnings as adjusted	$(1,377)	$(513)	$(243)	$151		$(590)

Fixed charges:
Interest expense	158	155	148	118		107
Interest component of rental expense (1)	23	29	32	36		39
Capitalized interest	1	1	1	2		3

Total fixed charges	$182	$185	$181	$156		$149

Ratio of earnings to fixed charges	*	**	***		****	*****

(1)	Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.
*	Earnings for the year ended December 31, 2012 were inadequate to cover fixed charges. The coverage deficiency was $1559 million.
**	Earnings for the year ended December 31, 2011 were inadequate to cover fixed charges. The coverage deficiency was $698 million.
***	Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $424 million.
****	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $5 million.
*****	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $739 million.